Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84904, 33-98132, 33-99134, 33-99140, 33-99150, 33-99154, 333-109200, 333-118678, 333-127976 and 333-138316) of our report dated June 28, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in Kyocera’s Annual Report on Form 20-F/A for the year ended March 31, 2007.

/s/ Kyoto Audit Corporation

Kyoto Audit Corporation

Kyoto, Japan

October 5, 2007